UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

RAPTOR PHARMACEUTICAL CORP.

(Name of Subject Company)

RAPTOR PHARMACEUTICAL CORP.

(Name of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

75382F106

(CUSIP Number of Class of Securities)

Michael P. Smith

Chief Financial Officer

Raptor Pharmaceutical Corp.

7 Hamilton Landing, Suite 100

Novato, California 94949

(415) 408-6200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Charles K. Ruck

Kathleen M. Wells

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 5.03 and 7.01 of the Current Report on Form 8-K of Raptor Pharmaceutical Corp., dated September 11, 2016 (including all exhibits attached thereto), is incorporated herein by reference.